NEWS RELEASE

Contact:       Bob Cardon, Dynatronics Corp.
800-874-6251 or 801-568-7000

Dynatronics Will Request Hearing with Nasdaq
Regarding Listing Status

SALT LAKE CITY, October 15, 2009. Dynatronics Corporation (Nasdaq: DYNT) today announced that on October 13, 2009, the Company received a letter from Nasdaq stating that the Company has not complied with the $1.00 minimum bid rule and faces delisting from Nasdaq.

Nasdaq provides the Company an opportunity to appeal this determination by requesting a hearing.  The hearing panel is authorized to grant up to 180 additional calendar days to regain compliance, if the panel deems it appropriate. The Company’s hearing request will permit the Company’s securities to remain listed on Nasdaq pending the hearing and a final determination by the Panel.

“We are in the process of preparing our request for a hearing,” stated Kelvyn H. Cullimore, Jr., chairman and president of Dynatronics Corp.  “With so many positive developments taking place at the Company, including the recently announced return to profitability for the year ended June 30, 2009, we believe we can present a strong plan on appeal and be granted the time necessary to work that plan in order to regain compliance with the rule.”

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at http://www.dynatronics.com.